Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Trustees
ClubCorp Employee Stock Ownership Plan:

We consent to incorporation by reference in the registration statements (Nos. 33-89818, 33-96568, 333-08041, 333-57107 and 333-52612) on Form S-8 of ClubCorp, Inc. of our report dated June 22, 2001, relating to the statements of net assets available for benefits of ClubCorp Employee Stock Ownership Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 2000 annual report on Form 11-K of the ClubCorp Employee Stock Ownership Plan.

KPMG LLP

Dallas, Texas
July 13, 2001